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Exhibit 1.2

AGENCY AGREEMENT

August 6, 2003

Golden Star Resources Ltd.
10579 Bradford Road
Suite 103
Littleton, Colorado
80127-4247

Attention: Mr. Peter J. Bradford, President and Chief Executive Officer

Dear Sir:

        Golden Star Resources Ltd. (the "Corporation"), proposes to issue, at the Time of Closing (as hereinafter defined), 8,200,000 common shares (collectively, the "Common Shares" and individually, a "Common Share") of the Corporation at an offering price of Cdn. $3.90 per Common Share for aggregate gross proceeds of Cdn. $31,980,000. Based upon and subject to the terms and conditions set out below, Orion Securities (USA) Inc. and Harris Nesbitt Corp. (formerly BMO Nesbitt Burns Corp.) (the "Lead Managers") and Canaccord Capital Corporation (USA) Inc., NBC International (USA) Inc. and RBC Dain Rauscher Inc. (collectively the "Agents" and, individually, an "Agent") hereby propose to offer the Common Shares for sale, as agents of the Corporation, on a best efforts basis with no minimum or dollar amount requirement, in the manner contemplated in this Agreement. The offering of the Common Shares by the Corporation pursuant to this Agreement is hereinafter referred to as the "Offering".

        It is understood and agreed to by all parties that the Corporation is concurrently entering into an agreement (the "Underwriting Agreement") providing for the sale by the Corporation of 8,200,000 Common Shares in Canada, through arrangements with Orion Securities Inc., BMO Nesbitt Burns Inc., Canaccord Capital Corporation, National Bank Financial Inc., RBC Dominion Securities Inc. and Westwind Partners Inc. (together, the "Underwriters"). Anything herein or therein to the contrary notwithstanding, the closing under this Agreement is expressly conditional on the closing under the Underwriting Agreement. Two forms of prospectus are to be used in connection with the offering and sale of the Common Shares contemplated by the foregoing, one relating to the Common Shares offered hereunder and the other related to the Common Shares offered by the Underwriters. Both forms of prospectus have been filed with the United States Securities and Exchange Commission pursuant to Rule 424 of the Securities Act (as defined herein).

        The Corporation shall pay to the Lead Managers, on behalf of the Agents, a fee (the "Agents' Fee") at the Time of Closing equal to Cdn. $0.2145 per Common Share sold pursuant to the terms of this Agreement (being 5.5% of the issue price per Common Share) in consideration of the services to be rendered by the Agents in connection with the Offering. Such services shall include, without limitation: (i) acting as financial advisors to the Corporation in the preparation of documentation relating to the sale of the Common Shares; (ii) forming and managing banking, selling and other groups for the sale of the Common Shares; (iii) distributing the Common Shares to the public both directly and through other registered dealers and brokers; (iv) assisting the Corporation in connection with the preparation and finalization of the U.S. Preliminary Prospectus, the U.S. Prospectus, the Canadian Preliminary Prospectus and Canadian Prospectus (each as hereinafter defined), qualifying the distribution of, or with respect to, as the case may be, the Common Shares; (v) performing administrative work in connection with these matters; and (vi) all other services arising out of the agreement resulting from the Corporation's acceptance of this offer.

        The schedules attached to this Agreement, shall for the purposes of this Agreement, form an integral part of it.

        The following in addition to the above preamble are the terms and conditions of the agreement between the Corporation and the Agents:

Section 1 Definitions and Interpretation

(1)
In this Agreement:

  "business day" means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario and the City of New York, New York;

  "Canadian Securities Laws" means, collectively, all applicable securities laws of each of the Qualifying Provinces and the respective rules and regulations under such laws, together with applicable published policy statements, notices and orders of the securities regulatory authorities in the Qualifying Provinces;

  "Closing Date" has the meaning ascribed thereto in Section 10(1) hereof;

  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

  "Exchanges" means the Toronto Stock Exchange ("TSX") and the American Stock Exchange ("AMEX");

  "Inter-Dealer Agreement" means that certain inter-dealer agreement, dated the date hereof, between the Underwriters and the Agents;

  "Material Resource Properties" has the meaning ascribed thereto in Section 6(1)(h) hereof;

  "Material Subsidiaries" means the entities set out in Schedule A in which the Corporation holds the types and percentages of Common Shares or other ownership interests therein set forth;

  "Qualifying Provinces" means the provinces of Canada in which the Corporation has filed a Canadian preliminary short form prospectus and a (final) short form prospectus in respect to the Common Shares to be sold by the Underwriters in Canada;

  "Resource Properties" has the meaning ascribed thereto in Section 6(1)(h) hereof;

  "SEC" means the United States Common Shares and Exchange Commission;

  "Securities Act" means the United States Securities Act of 1933, as amended;

  "Stock Option Plans" means the stock option plans of the Corporation as approved by the shareholders of the Corporation, as constituted on the date hereof;

  "Time of Closing" has the meaning ascribed thereto in Section 10(1) hereof; and

  "United States" means the United States of America, its territories and possessions, any state of the United States, the District of Columbia, and the areas subject to the jurisdiction of the United States of America.

(2)
Any references in this Agreement to gender includes all genders and words importing the singular number shall include the plural and vice versa.

(3)
The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

(4)
Except as otherwise indicated, all amounts expressed herein in terms of money refer to lawful currency of the United States and all payments to be made hereunder shall be made in such currency.

Section 2 Compliance with Securities Laws

        The Corporation represents and warrants to each Agent that:

(1)
The Corporation meets the requirements for the use of Form S-3 under the Securities Act.

(2)
The Corporation has filed with the SEC, pursuant to the Securities Act and the rules and regulations adopted by the SEC thereunder (the "U.S. Securities Laws"), a registration statement on Form S-3 (File No. 333-33237), including a prospectus, and such registration statement has become effective. The Corporation has filed with the SEC, Canadian and U.S. versions of preliminary and final prospectus supplements specifically relating to the Common Shares pursuant to Rule 424(b) under the Securities Act (the "Preliminary Prospectus Supplements" and "Prospectus Supplements" respectively). Such Preliminary Prospectus Supplements and Prospectus Supplements are in a form approved by the Lead Managers. The Preliminary Prospectus Supplements were filed with the SEC on July 29, 2003 and the Prospectus Supplements were filed with the SEC on August 6, 2003. The term "Registration Statement" means the registration statement, including financial statements, exhibits and Incorporated Documents (as defined below) as amended to the date of this Agreement. The term "U.S. Shelf Prospectus" means the form of prospectus included in the Registration Statement. The term "U.S. Prospectus" means the U.S. Shelf Prospectus together with the U.S. Prospectus Supplement. The term "U.S. Preliminary Prospectus" means the U.S. Shelf Prospectus together with a preliminary prospectus supplement specifically relating to the Common Shares. The term "Canadian Prospectus" means the Canadian (final) short form prospectus filed with the Qualifying Provinces together with the U.S. Shelf Prospectus (annexed thereto as Schedule A). The term "Canadian Preliminary Prospectus" means the Canadian preliminary short form prospectus filed with the Qualifying Provinces together with the U.S. Shelf Prospectus (annexed thereto as Schedule A). The term "Prospectuses" means collectively, the U.S. Prospectus and the Canadian Prospectus. As used herein, the terms "Registration Statement", "U.S. Shelf Prospectus", "U.S. Preliminary Prospectus", "U.S. Prospectus", "Canadian Preliminary Prospectus" and "Canadian Prospectus" shall include, in each case, all documents incorporated, or deemed incorporated, therein by reference pursuant to the requirements of Item 12 of Form S-3 (the "Incorporated Documents"), and any reference herein to the terms "amend", "amendment" or "supplement" with respect to any of the foregoing documents shall be deemed to refer to and include the filing of the Incorporated Documents.

(3)
The Registration Statement, at the time it became effective, and the U.S. Shelf Prospectus contained therein, complied, and on the date of the Prospectuses, and at the Closing Date, the Registration Statement and the Prospectuses complied, fully in all material respects with the requirements of the U.S. Securities Act and the U.S. Securities Laws; the Incorporated Documents, as of the date each was filed, comply and will comply fully in all material respects with the requirements of the Exchange Act and the rules and regulations adopted by the SEC thereunder; and at the date of the Prospectuses, and at the Closing Date, the Registration Statement and the Prospectuses will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except that this representation and warranty does not apply to statements or omissions in the Registration Statement, U.S. Prospectus or the Canadian Prospectus made in reliance upon information furnished in writing to the Corporation by any Agent or Underwriter concerning the Agents or Underwriters expressly for use therein.

(4)
The representations and warranties made by the Corporation in Section 2 of the Underwriting Agreement are incorporated herein by reference and shall have the same effect as if made to the Agents under this Agreement.

Section 3 Due Diligence

        Prior to the Time of Closing including on any intervening weekends, the Corporation shall allow the Agents to participate fully in the preparation of the Prospectuses and shall allow the Agents to conduct all due diligence that the Agents may require in order to fulfil their obligations as agents and in order to enable the Agents responsibly to execute any certificate required to be executed by them, provided, however, that the conduct of due diligence is not intended to operate as a condition of the Offering.

Section 4 Conditions of the Offering

        The Agents' obligations under this Agreement are conditional upon and subject to:

(1)
the Agents receiving at the Time of Closing favourable legal opinions to be delivered to the Agents by Field LLP, Canadian counsel to the Corporation and Davis Graham & Stubbs LLP, the Corporation's U.S. counsel (who may rely, to the extent appropriate in the circumstances, on the opinions of local counsel acceptable to counsel to the Corporation as to the qualification or the registration of the Common Shares for sale to the public in Canada and the United States and as to other matters governed by the laws of the Qualifying Provinces other than the provinces in which they are qualified to practice and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers, of public officials and Exchange officials or of the auditors or transfer agent of the Corporation) dated the Closing Date, addressed to the Agents, as to those matters set forth in Schedule B hereto, and in form and substance satisfactory to the Agents and their counsel;

(2)
the Agents having received the comfort letter from the auditors of the Corporation referred to in Section 9(1)(a);

(3)
the Agents having received a comfort letter from the auditors of the Corporation, dated the Closing Date, in form and substance satisfactory to the Agents, acting reasonably, bringing forward to a date not more than two business days prior to the Closing Date, the information contained in the comfort letter referred to in Section 9(1)(a);

(4)
the Agents receiving at the Time of Closing a legal opinion (or opinions), dated the Closing Date in form and substance satisfactory to the Agents and their counsel, addressed to the Agents, from local counsel to the Corporation, as to mining title matters with respect to each of the Material Resource Properties;

(5)
the Agents receiving at the Time of Closing a legal opinion (or opinions) dated the Closing Date, in form and substance satisfactory to the Agents and their counsel, addressed to the Agents, from local counsel to the Corporation, stating that each of Caystar Holdings, Bogoso Holdings, Bogoso Gold Limited, Wasford Holdings, JCI (Ghana) Limited and Wexford Goldfields Limited has been duly created and is validly existing under the laws of the jurisdiction in which it was incorporated, amalgamated or continued, and that the Corporation or a Material Subsidiary owns all of the issued and outstanding share capital of each such corporation, except as set out in Schedule A;

(6)
at the Time of Closing, there having been no material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis since the date hereof;

(7)
at the Time of Closing, CIBC Mellon Trust Company, at its principal office in Vancouver, having been duly appointed as the transfer agent and registrar for the Common Shares;

(8)
the Underwriting Agreement having been executed by the Corporation and the Underwriters, and none of the Underwriters shall have relied upon any rights of termination in the Underwriting Agreement to terminate the offering of the Common Shares in Canada and all conditions to the Underwriters obligations thereunder having been waived or satisfied;

(9)
the Corporation delivering a certificate signed on behalf of the Corporation by the Chief Executive Officer of the Corporation and the Chief Financial Officer of the Corporation, addressed to the Agents and dated the Closing Date, in a form satisfactory to the Agents and their counsel, certifying for and on behalf of the Corporation and not in their personal capacities that, to the actual knowledge of the persons signing such certificate, after having made due inquiry:

(a)
the Corporation has complied in all respects with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Time of Closing on the Closing Date;

(b)
no order, ruling or determination having the effect of ceasing or suspending trading in any Common Shares of the Corporation or prohibiting the sale of the Common Shares or any of the Corporation's issued securities has been issued and no proceeding for such purpose is pending or, to the knowledge of such officers, threatened;

(c)
no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or, to the knowledge of such officers, threatened by the SEC and any additional information requested on the part of the SEC shall have been complied with to the reasonable satisfaction of the Agents; and

(d)
all of the representations and warranties made by the Corporation in this Agreement are true and correct as of the Time of Closing with the same force and effect as if made at and as of the Time of Closing after giving effect to the transactions contemplated hereby; and

(10)
the Agents having received favourable opinions of Stikeman Elliott LLP and Dorsey & Whitney LLP, their Canadian and counsel, respectively, as to such matters as the Agents shall reasonably request; and

(11)
the Agents having received at the Time of Closing such further certificates, opinions of counsel and other documentation from the Corporation as are consistent with the transactions contemplated herein.

Section 5 Covenants of the Agents

        The Agents:

  (a)
  shall offer or arrange the offer of the Common Shares for sale to the public, directly and through other investment dealers and brokers (the Agents, together with such other investment dealers and brokers, are referred to herein as the "Selling Firms"), only as permitted by and in compliance with all relevant laws and regulatory requirements (including under the Securities Act), upon the terms and conditions set forth in the U.S. Prospectus and in this Agreement and will require each Selling Firm to so agree;

  (b)
  shall not solicit offers to purchase or sell the Common Shares so as to require registration thereof or the filing of a prospectus or similar document with respect thereto under the laws of any jurisdiction other than the United States, and will require each Selling Firm to agree with the Agents not to so solicit or sell. In this connection, the Agents agree that they will not offer or sell any of the Common Shares constituting a part of their allotment within Canada except, if applicable, through the Underwriters on the terms and conditions set forth in the Underwriting Agreement and the Inter-Dealer Agreement and in compliance with the Canadian Securities Laws;

  (c)
  agree that if they offer to sell or sell any Common Shares in jurisdictions (which may include Europe) other than the United States and through the Underwriters in the Qualifying Provinces, such offers and sales shall be effected in accordance and compliance with the applicable laws of such jurisdictions and shall be effected in such manner so as not to: (i) require registration of the Common Shares, or the filing of a prospectus or other document with respect thereto; or (ii) subject the Corporation to any continuous disclosure or similar reporting requirements under the laws of any jurisdiction outside the provinces of Canada or the United States;

  (d)
  shall use all reasonable efforts to complete and to cause the other Selling Firms to complete the distribution of the Common Shares as soon as practicable;

  (e)
  shall notify the Corporation when, in their opinion, the Agents and the other Selling Firms have ceased distribution of the Common Shares; and

  (f)
  shall comply with all U.S. Securities Laws with respect to the use of "green sheets" and other marketing materials.

(2)
Notwithstanding the foregoing, no Agent shall be liable to the Corporation with respect to any other Agent under this Section 5.

Section 6 Representations and Warranties of the Corporation

(1)
The Corporation hereby represents and warrants to the Agents, intending that the same may be relied upon by the Agents, that:

(a)
each of the Corporation and the Material Subsidiaries has been duly incorporated, continued or amalgamated and organized and is validly existing under the laws of its jurisdiction of incorporation, continuance or amalgamation, has all requisite corporate power and authority to carry on its business as now conducted and as contemplated by the Prospectuses, and to own, lease and operate its properties and assets, and the Corporation has all requisite power and authority to carry out its obligations under this Agreement;

(b)
the only major operating subsidiaries of the Corporation are listed in Schedule A;

(c)
the Corporation or one of its Material Subsidiaries owns the issued and outstanding shares of each of the Material Subsidiaries as set out in Schedule A, in each case free and clear of any pledge, lien, security interest, charge, claim or encumbrance, other than as is described in the Prospectuses;

(d)
no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any Common Shares of the Corporation or the sale of the Common Shares has been issued and no proceedings, investigations or inquiries for such purpose are pending or, to the Corporation's knowledge, threatened;

(e)
the Corporation's common shares are, and the Common Shares will be, posted and listed for trading on the Exchanges and the Corporation is not in default in any material respect of any of the listing requirements of the Exchanges;

(f)
other than options under the Corporation's Stock Option Plans, the Corporation is not a party to and has not entered into any agreement, warrant, option, right or privilege reasonably capable of becoming an agreement, for the purchase, subscription or issuance of any Common Shares or securities convertible into or exchangeable for common shares other than as set out in Schedule C;

(g)
as at August 1, 2003, the authorized share capital of the Corporation consisted of an unlimited number of Common Shares and an unlimited number of First Preferred shares, of which 108,831,244 Common Shares and no First Preferred shares are issued and outstanding;

(h)
the Corporation and each of the Material Subsidiaries have conducted and are conducting their respective businesses in compliance with all applicable laws, rules, regulations, tariffs, orders and directives, including without limitation, all laws, regulations and statutes relating to mining and to mining claims, concessions or leases, and environmental, health and safety laws, rules, regulations, or policies or other lawful requirements of any governmental or regulatory bodies having jurisdiction over the Corporation and the Material Subsidiaries in each jurisdiction in which the Corporation or the Material Subsidiaries carries on their respective businesses, other than those in respect of which the failure to comply would not individually or in the aggregate be material. Each of the Corporation and the Material Subsidiaries holds all certificates, authorities, permits, licenses, registrations and qualifications (collectively, the

"Authorities") in all jurisdictions in which each carries on its business and which are material for and necessary or desirable to carry on their respective businesses as now conducted. To the best of the Corporation's knowledge, information and belief all the Authorities are valid and existing and in good standing and none of the Authorities contain any burdensome term, provision, condition or limitation which has or is likely to have any material adverse effect on the business of the Corporation and the Material Subsidiaries (taken as a whole) as now conducted or as proposed to be conducted. Neither the Corporation nor any of the Material Subsidiaries has received any notice of proceedings relating to the revocation or modification of any of the Authorities which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the business, operations, financial condition, or income of the Corporation or the Material Subsidiaries (taken as a whole) or any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions or leases comprising:

(i)
the Bogoso/Prestea property;

(ii)
the Mampon property;

(iii)
the Paul Isnard property;

(iv)
the Yaou and Dorlin properties; and

(v)
the Wassa property;

    (each as described in the Form 10-K of the Corporation dated March 25, 2003, collectively referred to herein as the "Resource Properties", and the Bogoso/Prestea property, the Prestea property, the Mampon property and the Wassa property collectively being referred to herein as the "Material Resource Properties");

  (i)
  the Corporation and each of its Material Subsidiaries have good and marketable title to all assets owned by them free and clear of all liens, charges and encumbrances, other than as described in the Prospectuses, and other than such liens, charges and encumbrances that are not individually or in the aggregate material to the Corporation or the Material Subsidiaries;

  (j)
  all interests in the Resource Properties are owned, leased or held by the Corporation or its Material Subsidiaries as owner or lessee thereof, are so owned with good and marketable title or are so leased with good and valid title, are in good standing, are valid and enforceable, are free and clear of any liens, charges or encumbrances and no royalty is payable in respect of any of them, except as set out in the Prospectuses or as are not individually or in the aggregate material to the Corporation or the Material Subsidiaries, or other than as would not have a material effect on the value of such interests; no other material property rights are necessary for the conduct or intended conduct of the Corporation's or the Material Subsidiaries' business and there are no restrictions on the ability of the Corporation or the Material Subsidiaries to use, transfer or otherwise exploit any such property rights, except as set out in the Prospectuses;

  (k)
  (A) the Corporation and its Material Subsidiaries are in material compliance with all material terms and provisions of all contracts, agreements, indentures, leases, instruments and licences material to the conduct of its business and (B) all such contracts, agreements, indentures, leases, policies, instruments and licences are valid and binding in accordance with their terms and in full force and effect;

  (l)
  to the best of the Corporation's knowledge, information and belief none of the real property (and the buildings constructed thereon) in which the Corporation or any of the Material Subsidiaries has a direct or indirect interest, whether leasehold or fee simple or otherwise (the "Real Property"), or upon or within which it has operations, is subject to any judicial or administrative proceeding alleging the violation of any federal, provincial, state or municipal environmental, health or safety statute or regulation, domestic or foreign, or is subject to any investigation concerning whether any remedial action is needed to respond to a release of any

  Hazardous Material (as defined below) into the environment. Except in material compliance with applicable environmental laws, neither the Corporation nor any Material Subsidiary nor, to the Corporation's knowledge, any occupier of the Real Property, has filed any notice under any federal, provincial, state or municipal law, domestic or foreign, indicating past or present treatment, storage or disposal of a Hazardous Material. Except in material compliance with applicable environmental laws, none of the Real Property has at any time been used by the Corporation or a Material Subsidiary or, to the best of the Corporation's knowledge, information and belief by any other occupier, as a waste storage or waste disposal site. Except as disclosed in the Prospectuses, the Corporation, on a consolidated basis, has no contingent liability of which it has knowledge in connection with any release of any Hazardous Material on or into the environment from any of the Real Property or operations thereon. Neither the Corporation nor any Material Subsidiary nor, to the best of the Corporation's knowledge, any occupier of the Real Property, generates, transports, treats, processes, stores or disposes of any waste on any of the Real Property in material contravention of applicable federal, provincial, state or municipal laws or regulations enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or human health or wildlife. To the Corporation's knowledge, no underground storage tanks or surface impoundments containing a petroleum product or Hazardous Material are located on any of the Real Property in contravention of applicable federal, provincial, state or municipal laws or regulations, domestic or foreign, enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), human health or wildlife. For the purposes of this Section 6(1)(l), "Hazardous Material" means any contaminant, chemical, pollutant, subject waste, hazardous waste, deleterious substance, industrial waste, toxic matter or any other substance that when released into the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) is likely to cause, at some immediate or future time, harm or degradation to the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or risk to human health and, without restricting the generality of the foregoing, includes any contaminant, chemical, pollutant, subject waste, deleterious substance, industrial waste, toxic matter or hazardous waste as defined by applicable federal, provincial, state or municipal laws or regulations enacted for the protection of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or human health or wildlife;

  (m)
  except as disclosed in the Prospectuses, the Corporation and each of its Material Subsidiaries maintain appropriate insurance against loss of, or damage to, their assets for all insurable risks on a repair, reinstatement or replacement cost basis, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default;

  (n)
  the consolidated audited financial statements of the Corporation for its fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and the unaudited interim financial statements of the Corporation for the quarters ended March 31, 2003 and June 30, 2003 (collectively the "Corporation's Financial Statements"), copies of which are incorporated by reference in the Preliminary Prospectuses (excepting the interim financial statements for the quarter ended June 30, 2003) and in the Prospectuses, including any reconciliation of financial statements prepared in accordance with generally accepted accounting principles in Canada and with generally accepted accounting principles in the United States, are true and correct in every material respect and present fairly and accurately the financial position and results of the operations of the Corporation on a consolidated basis for the periods then ended and the Corporation's Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis, and comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, as applicable, and the related published rules and regulations thereunder;

  (o)
  the execution and delivery of and the performance by the Corporation of this Agreement and the Underwriting Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Common Shares have been authorized by all necessary action on the part of the Corporation;

  (p)
  this Agreement and the Underwriting Agreement have been duly executed and delivered by the Corporation and each such agreement is a legal, valid and binding obligation of, and is enforceable against, the Corporation in accordance with its terms (subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally, the availability of equitable remedies and the qualification that rights to indemnity and waiver of contribution may be contrary to public policy);

  (q)
  except as disclosed in the Prospectuses, since June 30, 2003: (A) there has been no material change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation on a consolidated basis; (B) no current reports or other documents have been filed on a confidential basis with the SEC; (C) there has been no transaction entered into by the Corporation and not disclosed which is material to the Corporation; (D) the Corporation and its Material Subsidiaries, on a consolidated basis, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business, nor entered into any material transaction or agreement not in the ordinary course of business; and (E) there has been no dividend or distribution of any kind declared, paid or made by the Corporation or, except for dividends paid to the Corporation or its Material Subsidiaries, any of its Material Subsidiaries, on any class of capital stock or repurchase or redemption by the Corporation or any of its Material Subsidiaries of any class of capital stock;

  (r)
  the directors and officers of the Corporation and their compensation arrangements with the Corporation, whether as directors, officers or employees of the Corporation, are as disclosed in the Prospectuses if required to be so disclosed;

  (s)
  all of the material contracts and agreements of the Corporation and of its Material Subsidiaries not made in the ordinary course of business (collectively the "Material Contracts") have been disclosed in the Prospectuses;

  (t)
  all tax returns, reports, elections, remittances and payments of the Corporation and of its Material Subsidiaries required by law to have been filed (or are in the process of being prepared for filing, which delayed filing will not have a material adverse effect on the Corporation or its Material Subsidiaries) or made in any applicable jurisdiction, have been filed or made (as the case may be), other than for taxes being contested in good faith, or with respect to which the failure to file or make would not have a material adverse effect, either individually or in the aggregate, to the Corporation and the Material Subsidiaries, and, to the knowledge of the Corporation, are substantially true, complete and correct and all taxes of the Corporation and of its Material Subsidiaries, in respect of which payment or accrual is required under applicable law, other than taxes being contested in good faith, have been so paid or accrued in the Corporation's Financial Statements;

  (u)
  the Corporation is not and, after giving effect to the offering and sale of the Common Shares, will not be an "investment company" or an entity "controlled" by an "investment company" within the meaning of the United States Investment Company Act of 1940, as amended;

  (v)
  there is no material action, suit, proceeding, investigation or judgment pending, or to the Corporation's knowledge, threatened or outstanding against or affecting the Corporation or any Material Subsidiary (or their respective officers and directors) at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign, which in any way materially adversely affects or may materially adversely affect the business, operations or condition of the Corporation or any Material Subsidiary (financial or otherwise) or its property or assets or which questions or may question the validity of the creation, issuance or sale, of the Common

  Shares or any action taken or to be taken by the Corporation or any Material Subsidiary pursuant to or in connection with this Agreement or any other material contract to which the Corporation or any Material Subsidiary is a party, as the case may be;

Section 15 Expenses

        Whether or not the transactions provided for herein (including the Offering) are completed, the Corporation shall pay all costs, fees and expenses of or incidental to the performance of its obligations under this Agreement including, without limitation: (i) the costs of the Corporation's professional advisors (including, without limitation, the Corporation's auditors, counsel and any local counsel), (ii) the cost of printing the U.S. Preliminary Prospectus, the U.S. Prospectus, the Canadian Preliminary Prospectus and the Canadian Prospectus, and any amendments and supplements thereto, and certificates for the Common Shares, (iii) the preparation of a Blue Sky and Legal Investment Memorandum survey with respect to the sale of the Common Shares, and (iv) any Goods and Services Tax relating to the foregoing. The fees and disbursements of any counsel (whether Canadian or U.S.) to the Agents and the Underwriters and out-of-pocket expenses of the Agents shall be borne by the Corporation; provided that, notwithstanding the foregoing, in the event that the sale and purchase of the Common Shares is not completed in accordance with the terms hereof (other than as a result of a breach by the Agents of any of its obligations hereunder), the Corporation shall assume and pay, in addition to the out-of-pocket expenses of the Agents and any other expenses required to be paid by it hereunder, all fees and disbursements of counsel (whether Canadian or U.S.) to the Agents or the Underwriters.

Section 16 Action by Agents

        All steps which must or may be taken by the Agents in connection with this Agreement, with the exception of the matters relating to termination contemplated by Section 12 hereof, may be taken by the Lead Managers on behalf of itself and the other Agent and the acceptance of this offer by the Corporation shall constitute the Corporation's authority for accepting notification of any such steps from, and for delivering the definitive documents constituting the Common Shares to or to the order of the Lead Managers.

Section 17 Governing Law; Time of Essence

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein and time shall be of the essence hereof.

Section 18 Survival of Warranties, Representations, Covenants and Agreements

        All warranties, representations, covenants and agreements of the Corporation and the Agents herein contained or contained in documents submitted or required to be submitted pursuant to this Agreement shall survive the purchase by the Agents of the Common Shares and shall continue in full force and effect, regardless of the closing of the sale of the Common Shares and regardless of any investigation which may be carried on by the Agents, or on their behalf.

  (w)
  except as have been made or obtained prior to Closing, under the laws of the Qualifying Provinces and the United States, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the creation, issue, sale and delivery (as the case may be) of the Common Shares or the consummation by the Corporation of the transactions contemplated in this Agreement and the Underwriting Agreement;

  (x)
  all necessary corporate action has been taken or will have been taken prior to the Time of Closing by the Corporation so as to validly issue and sell the Common Shares to the Underwriters and upon receipt by the Corporation of the purchase price as consideration for the issue of the Common Shares, the Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation;

  (y)
  the attributes of the Common Shares conform in all material respects with the description thereof contained in the Registration Statement and the Prospectuses;

  (z)
  neither the Corporation nor any of its Material Subsidiaries nor, any employee or agent of the Corporation or any Material Subsidiary, has (i) made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or (ii) made any payment to any foreign, United States or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States;

  (aa)
  the Corporation and each of its Material Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

  (bb)
  neither the Corporation nor any of the Corporation's officers, directors or affiliates has taken, and at the Closing Date will have taken, directly or indirectly, any action which has constituted, or might reasonably be expected to constitute, the stabilization or manipulation of the price of sale or resale of the Common Shares;

  (cc)
  since December 31, 2002, the Corporation has timely and properly filed on a timely basis (i) with the SEC all reports and other documents required to have been filed by it with the SEC pursuant to the Securities Act and the rules and regulations, (ii) with the AMEX all reports and documents required to have been filed by it pursuant to the rules and regulations of the AMEX, and (iii) all reports or other documents required to have been filed by it with the securities commission or similar regulatory body of each province in Canada, the TSX or any other applicable Canadian governmental authorities. True and complete copies of all such reports and other documents have been delivered or made available to the Agents;

  (dd)
  neither the Corporation nor any Material Subsidiary (i) was a personal holding company within the meaning of Section 542 of the Internal Revenue Code of 1986, as amended (the "Code") (a "PHC"), a foreign personal holding company with the meaning of Section 542 of the Code (an "FPHC"), or a controlled foreign corporation with the meaning of Section 957 of the Code (a "CFC") for its taxable year ended December 31, 1995 or for any previous taxable year, or (ii) expects that it will constitute a PHC, a FPHC or a CFC for its current taxable year ending December 31, 2003;

  (ee)
  the Corporation (i) was not a passive foreign investment company (a "PFIC") within the meaning of section 1296 of the Code for its taxable year ended December 31, 2002 or for any previous taxable year and (ii) expects that it will not constitute a PFIC for its current taxable year ending December 31, 2003;

  (ff)
  CIBC Mellon Trust Company, at its principal office in Vancouver, has been duly appointed as the transfer agent and registrar for the Common Shares;

  (gg)
  the Corporation has secured from its officers and directors their agreement not to sell any Common Shares of the Corporation until 90 days after the Closing Date without the prior written consent of the Agents;

  (hh)
  the Corporation has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), which (i) are designed to ensure that material information relating to the Corporation, including its consolidated subsidiaries, is made known to the Corporation's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as of a date within 90 days prior to the filing of the Corporation's most recent annual or quarterly report filed with the SEC; and (iii) are effective in all material respects to perform the functions for which they were established;

  (ii)
  based on the evaluation of its disclosure controls and procedures, the Corporation is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls;

  (jj)
  since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses;

  (kk)
  except as described in the Prospectuses, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations), or any other relationships with unconsolidated entities or other persons, that may have a material current or future effect on the Corporation's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses; and

  (ll)
  the Corporation's Board of Directors has validly appointed an audit committee whose composition satisfies the requirements of the AMEX Listed Company Manual and the Board of Directors and/or the audit committee has adopted a charter that satisfies the committee has reviewed the adequacy of its charter within the past twelve months. Neither the Board of Directors nor the audit committee has been informed, nor is any director of the Corporation aware, of (1) any significant deficiencies in the design or operation of the Corporation's internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data or any material weakness in the Corporation's internal controls, or (2) any fraud, whether or not material, that involves management or other employees of the Corporation who have a significant role in the Corporation's internal controls.

(2)
The representations and warranties made by the Corporation to the Underwriters in the Underwriting Agreement are hereby incorporated by reference, and shall have the same effect as though they were made to the Agents under this Agreement.

Section 7 Representations and Warranties of the Agents

        Each Agent hereby severally, and not jointly, represents and warrants that:

  (a)
  it is, and will remain so, until the completion of the Offering, appropriately registered under U.S. Securities Laws so as to permit it to lawfully fulfil its obligations hereunder and it is, and will remain so, until the completion of the Offering, a member in good standing of the National Association of Securities Dealers, Inc.; and

  (b)
  it has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein.

Section 8 Covenants of the Corporation

(1)
The Corporation covenants with the Agents that:

(a)
during the period from the date hereof to the completion of the distribution of the Common Shares, the Corporation will promptly advise the Agents in writing of the full particulars of any material change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation, on a consolidated basis, or any material change in any statement contained in the U.S. Prospectus or the Canadian Prospectus, as such documents exist immediately prior to such change, which change is, or may be, of such nature as would result in any of such documents, as they exist immediately prior to such change, containing an untrue statement of a material fact or an omission to state therein a material fact that is required to be stated or that is necessary to make the statements therein not misleading in light of the circumstances in which they were made or which would result in any of such documents, as they exist immediately prior to such change not complying with the Securities Act. The Corporation will promptly prepare and file with the SEC an amendment to the Registration Statement or supplement to the Prospectus and/or the Canadian Prospectus which in the opinion of the Agents, acting reasonably, may be necessary or advisable to correct such untrue or misleading statement or omission. The Corporation shall in good faith discuss with the Agents any change in circumstances (actual, anticipated, contemplated or threatened) which is of such a nature that there may be a reasonable doubt as to whether written notice need be given to the Agents under the provisions of this Section 8(1)(a);

(b)
the Corporation will deliver without charge to the Agents, as soon as practicable, and in any event no later than August 8, 2003 in the case of the U.S. Prospectus and the Canadian Prospectus, and thereafter from time to time during the distribution of the Common Shares, in such cities as the Agents shall notify the Corporation, as many commercial copies of each of the U.S. Prospectus and the Canadian Prospectus, respectively (and in the case of an amendment or supplement, such amendment or supplement), as the Agents may reasonably request for the purposes contemplated by the U.S. Securities Laws and the Canadian Securities Laws and such delivery shall constitute consent by the Corporation to the use by the Agents, the Underwriters and the Selling Firms of such documents in connection with the Offering in the United States and Canada, subject to the provisions of U.S. Securities Laws and Canadian Securities Laws;

(c)
the Corporation shall use its best efforts to arrange that the Common Shares are listed and posted for trading on the TSX and the AMEX on the Closing Date;

(d)
the Corporation shall not issue or announce the issuance of any Common Shares of the Corporation or any securities convertible into or exchangeable for or exercisable to acquire Common Shares of the Corporation without the prior consent of the Agents, acting reasonably, during a period commencing on the date of execution of this Agreement and ending 90 days after the Closing Date (the "Restricted Period"), other than:

(i)
upon exercise of currently outstanding rights, or agreements, including options, warrants and other convertible securities and any rights which have been granted or issued, subject to any necessary regulatory approval;

(ii)
currently outstanding options granted to officers, directors, employees or consultants of the Corporation or any subsidiary thereof pursuant to the Corporation's stock option plan (collectively, the "Option Plan");

(iii)
options issued pursuant to and in accordance with the Option Plan;

(iv)
any bona fide arm's length acquisition of a business, whether by way of purchase of shares or assets, merger, plan of arrangement, amalgamation or otherwise which does not exceed 10% of the basic shares outstanding of the Corporation immediately following the completion of the Offering;

(v)
any bona fide arm's length acquisition of the existing royalties on the Corporation's development or operating assets which does not exceed 10% of the basic outstanding shares of the Corporation following the completion of the Offering; or

(vi)
any bona fide arm's length issuance of Common Shares in connection with an issuance of debt securities or any bona fide arm's length issuance of debt securities convertible into or exchangeable for or exercisable to acquire Common Shares of the Corporation, provided that no issuance or combination of issuances of securities to which paragraphs (iv), (v) and/or (vi) apply shall or may result in the issuance within the Restricted Period of such aggregate number of Common Shares of the Corporation freely tradable within the Restricted Period that exceeds or would exceed 15% of the basic shares outstanding of the Corporation immediately following the completion of the Offering.

  (e)
  it will apply the net proceeds from the sale of the Common Shares as set forth under the caption "Use of Proceeds" in the Prospectuses subject to reallocation as contemplated thereby; and

  (f)
  to make generally available to its securityholders as soon as practicable, but in any event, not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Corporation and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder (including at the option of the Corporation, Rule 158).

Section 9 Additional Documents upon Filing of U.S. Prospectus

(1)
The Agents' obligations under this Agreement are conditional upon the receipt by the Agents concurrently with the filing of the U.S. Prospectus, of:

(a)
a "long form" comfort letter dated the date of Prospectus Supplements from the auditors of the Corporation, addressed to the Agents, in form and substance reasonably satisfactory to the Agents, relating to the verification of the financial information and accounting data and other numerical data of a financial nature contained in the U.S. Prospectus and Canadian Prospectus and matters involving changes or developments since the respective dates as of which specified financial information is given in the U.S. Prospectus and the Canadian Prospectus to a date not more than two business days prior to the date of such letter. Such letter shall further state that such auditors are independent public accountants within the meaning of the Securities Act and the appropriate rules and regulations thereof, and that:

(i)
in their opinion the Corporation's Financial Statements examined by them and included in the U.S. Prospectus and the Canadian Prospectus comply in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations;

(ii)
in their opinion any unaudited pro forma financial statements included or incorporated by reference in the Registration Statement, U.S. Prospectus or Canadian Prospectus comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the related published rules and regulations, and all pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements;

(iii)
they have performed the procedures specified by the American Institute of Certified Accountants for a review of interim financial information described in Statement of Auditing Standards No. 71, on the unaudited financial statements included or incorporated by reference in the Registration Statement;

(iv)
on the basis of the review referred to above nothing came to their attention that caused them to believe that the unaudited financial statements included or incorporated by reference in the Registration Statement, U.S. Prospectus or Canadian Prospectus, including any reconciliation of financial statements prepared in accordance with generally accepted accounting principles in Canada with generally accepted accounting principles in the United States, do not comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the related published rules and regulations, or that any material modification should be made to such unaudited financial statements for them to be in conformity with generally accepted accounting principles;

(v)
they have compared specified United States and Canadian dollar amounts (or percentages derived from such United States and Canadian dollar amounts) and other financial information contained in the Prospectuses (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Corporation and its subsidiaries subject to the internal controls of the Corporation's accounting system or are derived from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such United States and Canadian dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter;

(vi)
they compared for the period from the date of the latest balance sheet included in the Prospectuses to the date of the latest available balance sheet read by such auditors, or at a subsequent specified date not more than two business days prior to the date of the Prospectuses, there was any material change in the capital or any increase in short term indebtedness or long-term debt of the Corporation and its Material Subsidiaries consolidated or, at the date of the latest available balance sheet read by such auditors, there was any material decrease in consolidated net current assets or net assets as compared with amounts shown on the latest balance sheet included or incorporated by reference in the Prospectuses; and

(vii)
they compared for the period from the date of the latest income statement included in the Prospectuses to the date of the latest available income statement read by such auditors or at a subsequent specified date not more than two business days prior to the date of the Prospectuses, there were any material decreases as compared with the corresponding period of the previous year and with the period of corresponding length ended the date of the latest income statement included in the Prospectuses, in the consolidated revenue, net operating income, or total or per share amounts of net income.

(2)
Such comfort letter referred to in Section 9(1)(a) shall be in addition to any comfort letters required by the terms of the Underwriting Agreement to be addressed to the Underwriters.

(3)
Similar documents and comfort letters shall be delivered to the Agents with respect to any amendment to the Prospectuses (provided, in the case of comfort letters, that the amendment to the Prospectuses contains financial, accounting or other numerical data of a financial nature), or as required by the terms of the Underwriting Agreement to be delivered to Underwriters.

Section 10 Closing

(1)
The Offering will be completed at the offices of Stikeman Elliott LLP in Toronto at 8:00 a.m. (Toronto time) on August 14, 2003 (the "Time of Closing" and the "Closing Date", respectively) or at such other time and/or on such other date as the Agents and the Corporation may agree upon, but in any event no later than August 22, 2003.

(2)
At the Time of Closing, subject to the terms and conditions contained in this Agreement, the Corporation shall deliver to the Agents a certificate or certificates representing the Common Shares against payment of the purchase price, net of the Agents' Fee, by wire transfer, dated the Closing Date, payable to the Corporation. Upon the receipt of the wire transfer the Corporation shall deliver to the Agents written confirmation of the receipt thereof.

Section 11

        [Reserved.]

Section 12 Termination Rights

(1)
All terms and conditions set out herein shall be construed as conditions and any breach or failure by the Corporation to comply with any such conditions in favour of the Agents shall entitle the Agents to terminate their obligations under this Agreement by written notice to that effect given to the Corporation prior to the Time of Closing on the Closing Date. The Corporation shall use its reasonable best efforts to cause all conditions in this Agreement to be satisfied. It is understood that the Agents may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to their rights in respect of any subsequent breach or non-compliance, provided that to be binding on the Agents, any such waiver or extension must be in writing.

(2)
In addition to any other remedies that may be available to the Agents, the Agents shall each be entitled, at their option, to terminate and cancel, without any liability on the Agents' part, their obligations under this Agreement, by giving written notice to the Corporation at any time at or prior to the Time of Closing on the Closing Date:

(a)
if there should occur any suspension or limitation of trading in Common Shares generally on the TSX or AMEX, or if a general moratorium on commercial banking activities in Toronto or New York should be declared by the relevant authorities, or if, in relation to the Corporation, any inquiry, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced or any order or ruling is issued by any officer of such exchange or market, or by the SEC, or any other regulatory authority in Canada or the United States, or if any law or regulation under or pursuant to any statute of Canada or of any province thereof or of the United States is promulgated or changed which, in the reasonable opinion of the Agents (or any of them) operates to prevent or materially restrict trading the Common Shares or the distribution of the Common Shares or could reasonably be expected to have a material adverse effect on the market price of the Common Shares;

(b)
if any inquiry, investigation or other proceeding is commenced or any other order is issued under or pursuant to any statute of the United States or any state thereof or Canada or any province thereof(other than an inquiry, investigation or other proceeding order based solely upon the activities or alleged activities of any Agent or Canadian Underwriter) or Canada or any province thereof or there is any change of law or the interpretation or administration thereof by a securities regulator or other public authority, which in the reasonable opinion of the Agents, operates to prevent or materially restrict the trading of the Common Shares or the distribution of the Common Shares;

(c)
if there shall occur any actual material adverse change in the business, affairs, operations, assets, liabilities or financial condition of the Corporation and its subsidiaries considered as one enterprise, and which in the Agents' opinion would reasonably be expected to have a material adverse effect on the market price or value of any of the Common Shares or the Corporation's common shares generally;

(d)
if the Agents determine that any material adverse fact or information with respect to the Corporation or the Common Shares that existed on or prior to July 30, 2003 that had not been publicly disclosed in accordance with applicable securities laws by August 6, 2003; or

(e)
if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, including without limiting the generality of the foregoing, any military conflict, civil insurrection, or any terrorist action (whether or not in connection with such conflict or insurrection), which, in the Agents' opinion, materially adversely affects or involves, or will materially adversely affect or involve, the Canadian or United States financial markets and/or prevents or materially restricts the trading of the Common Shares or the distribution of the Common Shares.

(3)
The Agents shall make reasonable best efforts to give notice to the Corporation (in writing or by other means) of the occurrence of any of the events referred to in Section 12(2), provided that neither the giving nor the failure to give such notice shall in any way affect the entitlement of the Agents to exercise this right at any time prior to or at the Time of Closing.

(4)
The rights of termination contained in this Section 12 as may be exercised by the Agents are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement.

(5)
If the obligations of the Agents are terminated under this Agreement pursuant to these termination rights, the Corporation's liabilities to the Agents shall be limited to the Corporation's obligations under Section 13, Section 14 and Section 15.

Section 13 Indemnity

(1)
The Corporation agrees to indemnify and hold harmless each Agent, and their respective directors, officers, employees and agents, and each person, if any, who controls any Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages and liabilities, joint or several (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any breach of a representation or warranty of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the U.S. Preliminary Prospectus, the Canadian Preliminary Prospectus, the U.S. Prospectus, the Canadian Prospectus or the Registration Statement, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such untrue statement or omission or alleged untrue statement or omission was made in such U.S. Preliminary Prospectus, the Canadian Preliminary Prospectus, the U.S. Prospectus, the Canadian Prospectus or the Registration Statement, or such amendment or supplement, in reliance upon and in conformity, with information furnished in writing to the Corporation by or on behalf of any Agent or Underwriter expressly for use in the preparation thereof; provided, however, that the foregoing indemnity against losses, claims, damages or liabilities is subject to the condition that, insofar as it relates to any untrue statement or alleged untrue statement, omission or alleged omission made in the Registration Statement, the U.S. Preliminary Prospectus and the Canadian Preliminary Prospectus but eliminated or remedied in the U.S. Prospectus and the Canadian Prospectus, such indemnity shall not inure to the benefit of any Agent from whom the person asserting any loss, claim, damage or liability purchased the Common Shares which are the subject thereof (or to the benefit of any person who controls such Agent) if such Agent failed to send or give a copy of the U.S. Prospectus (or any amendment or supplement thereto) to such person at or prior to the time such action is required by the Securities Act.

(2)
Each Agent agrees to indemnify and hold harmless the Corporation, each person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each director of the Corporation and each officer of the Corporation, against any and all losses, claims, damages and liabilities, joint or several (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the U.S. Preliminary Prospectus, the Canadian Preliminary Prospectus, the U.S. Prospectus, the Canadian Prospectus or the Registration Statement, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which was made in the U.S. Preliminary Prospectus, the Canadian Preliminary Prospectus, the U.S. Prospectus, or the Canadian Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Corporation by such Agent with respect to the Agents expressly for use in the preparation thereof.

(3)
Any party which proposes to assert the right to be indemnified under this Section 13 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnified party under this Section 13, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 13. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defence thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defence thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defence thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defence of such action (in which case the indemnifying parties shall not have the right to direct the defence of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not in fact have employed counsel to assume the defence of such action. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent. For the purposes of clause (ii) of the preceding sentence only, any indemnified party or parties shall be represented by one counsel whom they may select with the approval, which shall not be unreasonably withheld, of the indemnifying parties.

Section 14 Contribution

        In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 13 hereof is applicable but for any reason, other than as specified in Section 13, is held to be unavailable from the indemnifying party, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted), in such proportion as is appropriate to reflect the relative benefits received by the Corporation on the one hand and the Agents on the other from the offering of the Common Shares. If however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Corporation on the one hand and the Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Corporation on the one hand and the Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Common Shares (before deducting expenses) received by the Corporation bear to the total Agents' Fee received by the Agents, in each case as set forth in the U.S. Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation on the one hand or the Agents on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Corporation and the Agents agree that it would not be just and equitable if contributions pursuant to this Section 14 were determined by pro rata allocation (even if the Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 14. Notwithstanding the provisions of this Section 14, (i) in no case shall any Agent be responsible for any amount in excess of the sum of the Agents' Fee applicable to the Common Shares purchased by such Agent hereunder, and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 14, each person, if any, who controls an Agent within the meaning of the Securities Act and the Exchange Act, and each director, officer, employee and agent of a Agent shall have the same rights to contribution as such Agent, and each person, if any, who controls the Corporation within the meaning of the Securities Act and the Exchange Act, and each director of the Corporation shall have the same rights to contribution as the Corporation, subject in each case to clauses (i) and (ii) of this Section 14. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 14, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Section 14. No party shall be liable for contribution with respect to any action or claim settled without its written consent. The Agents' obligations in this section to contribute are several in proportion to their respective obligations and not joint.

Section 19 Press Releases

        The Corporation shall provide the Agents and their counsel with a copy of all press releases to be issued by the Corporation concerning the Offering contemplated hereby prior to the issuance thereof, and shall give the Agents and their counsel a reasonable opportunity to provide comments on any press release.

Section 20 Notices

        All notices or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile delivered or facsimile to such other party as follows:

  (a)
  to the Corporation at:
Golden Star Resources Ltd. 10579 Bradford Road Suite 103 Littleton, Colorado U.S.A. 80127-4247
Attention:	Peter Bradford
Facsimile No.:	(303) 830-9094
with a copy to:
Field LLP 1900, 350-7th Avenue S.W. Calgary, Alberta T2P 3N9
Attention:	Bonnie Kuhn
Facsimile No.:	(403) 264-7084

and to:
Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado U.S.A. 80202
Attention:	Deborah Friedman
Facsimile No.:	(303) 893-1379
  (b)
  to the Agents at:
Orion Common Shares (USA) Inc. c/o Orion Securities Inc. 181 Bay Street BCE Place, Suite 3100—P.O. Box 830 Toronto, Ontario M5J 2T3
Attention:	Kenneth Gillis
Facsimile No.:	(416) 864-9509
Harris Nesbitt Corp. c/o BMO Nesbitt Burns Inc. 1 First Canadian Place Toronto, Ontario M5X 1H3
Attention:	Peter Collibee
Facsimile No.:	(416) 359-4459
Canaccord Capital Corporation (USA) Inc. c/o Canaccord Capital Corporation 320 Bay Street Suite 1210 Toronto, Ontario M5H 4A6
Attention:	Greg McKnight
Facsimile No.:	(416) 869-3876
NBC International (USA) Inc. c/o National Bank Financial Inc. 130 King Street West Suite 3200, P.O. Box 21 Toronto, Ontario M5X 1J9
Attention:	William A. Washington
Facsimile No.:	(416) 869-8013
RBC Dain Rauscher Inc. c/o RBC Dominion Common Shares Inc. Royal Bank Plaza, 200 Bay Street Scotia Tower, 4th Floor Toronto, Ontario M5J 2W7
Attention:	Gordon J. Bell
Facsimile No.:	(416) 841-7527

Westwind Partners Inc. 70 York Street, 10th Floor Toronto, Ontario M5J 1S9
Attention:	David Shaver
Facsimile No.:	(416) 815-1808
with a copy to:
Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9
Attention:	Jay C. Kellerman
Facsimile No.:	(416) 947-0866
and to:
Dorsey & Whitney LLP BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario Canada M5J 2S1
Attention:	Grant Vingoe
Facsimile No.:	(416) 367-7371

or at such other address or facsimile number as may be given by either of them to the other in writing from time to time and such notices or other communications shall be deemed to have been received when delivered or, if facsimile, on the next business day after such notice or other communication has been facsimile (with receipt confirmed).

Section 21 Judgment Currency

        In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the "judgment currency") other than United States dollars, the Corporation shall indemnify each Agent against any loss incurred by such Agent as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which a Agent is able to purchase United States dollars with the amount of the judgment currency actually received by such Agent. The term "rate of exchange" shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

Section 22 Counterpart Signature

        This Agreement may be executed in one or more counterparts (including counterparts by facsimile) which, together, shall constitute an original copy hereof as of the date first noted above.

Section 23 Entire Agreement

        This Agreement constitutes the entire agreement between the Agents and the Corporation relating to the subject matter hereof and supersedes all prior agreements between the Agents and the Corporation.

Section 24 Acceptance

        If this offer accurately reflects the terms of the transaction which we are to enter into and if such terms are agreed to by the Corporation, please communicate your acceptance by executing where indicated below and returning by facsimile one copy and returning by courier one originally executed copy to Orion Securities (USA) Inc. (Attention: Kenneth Gillis).

Yours very truly,
ORION SECURITIES (USA) INC.
By:	/s/ JAMES D. BLAIR Authorized Signing Officer
BMO NESBITT BURNS CORP.
By:	/s/ NORMAN S. SHAFFER Authorized Signing Officer
CANACCORD CAPITAL CORPORATION (USA) INC.
By:	/s/ DIANNE JACKSON Authorized Signing Officer
NBC INTERNATIONAL (USA) INC.
By:	/s/ MIKE MACKASEY Authorized Signing Officer
RBC DAIN RAUSCHER INC.
By:	/s/ GORDON J. BELL Authorized Signing Officer

        The foregoing accurately reflects the terms of the transaction that we are to enter into and such terms are agreed to.

        ACCEPTED at Littleton, Colorado as of this 6th day of August, 2003.

GOLDEN STAR RESOURCES LTD.
By:	/s/ ALLAN J. MARTER Authorized Signing Officer

SCHEDULE A

MATERIAL SUBSIDIARIES

Name	Type of Ownership	Percentage
Caystar Holdings (Cayman Islands)	Shares	100%
Bogoso Holdings (Cayman Islands)	Shares	100%
Bogoso Gold Limited (Ghana)	Shares	90%
Guyanor Ressources S.A. (France)	Shares	73%
Société de Traveux Publics et de Mines Aurifères en Guyane S.A.R.L. (France)	Shares	100%
Société des Mines de Yaou & Dorlin [S.A.R.L.] (France)	Shares	87%
Wasford Holdings (Cayman Islands)	Shares	100%
JCI (Ghana) Limited	Shares	100%
Wexford Goldfields Limited (Ghana)	Shares	90%

SCHEDULE B

Unless the context otherwise dictates, all capitalized terms herein have the meaning ascribed to thereto in the Agency Agreement to which this Schedule B is attached

  Canadian counsel's opinions:

        As set out in Section 4(1) of the Underwriting Agreement.

  U.S. counsel's opinions:

           1.  No authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal or state governmental authority or regulatory body is required for the consummation of the transactions contemplated by the Agency Agreement and the Underwriting Agreement, except such as have been obtained under the Securities Act and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Common Shares by the Agents.

           2.  To such counsel's knowledge and other than as set forth in the Prospectuses, there are no legal or governmental proceedings pending to which the Corporation or any of its subsidiaries is a party or of which any property of the Corporation or any of its subsidiaries is bound that would, individually or in the aggregate have a material adverse effect on the current consolidated financial position, shareholders' equity or results of operation of the Corporation and its subsidiaries; and to such counsel's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

           3.  Neither the issue and sale of the Common Shares as described in the U.S. Prospectus and Canadian Prospectus, nor the consummation of the transactions contemplated by the Agency Agreement and the Underwriting Agreement and the performance of the terms of the Agency Agreement and the Underwriting Agreement, (i) will result in a breach of or constitute a default under any agreement or instrument that is listed as an exhibit to the Registration Statement or any document incorporated by reference to the Prospectuses and to which the Corporation or any of its Material Subsidiaries is a party or bound, (ii) will contravene any law, rule or regulation of the United States of America or the State of Colorado or any law, rule or regulation of any other state known by such counsel to be applicable to the Corporation, or (iii) based solely on a certificate signed by an officer of the Corporation, on the date hereof, will contravene any order or decree of any court or government agency or instrumentality any state or the Federal government of the United States of America known to such counsel.

           4.  The statements made in the Prospectuses under the caption "Plan of Distribution", insofar as they purport to summarize the material terms of the Agency Agreement and the Underwriting Agreement, and statements made in the U.S. Prospectus under the caption "U.S. Federal Income Tax Considerations", insofar as they purport to describe the material tax consequences under U.S. Federal Income Tax laws of an investment in the Common Shares, fairly summarize the matters therein described.

           5.  The Corporation is not an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

           6.  The Registration Statement has become effective under the Securities Act and the filings of the Preliminary Prospectuses and the Prospectuses have been made in the manner and within the time required by Rule 424 of the Securities Act and to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted, threatened or contemplated by the SEC.

           7.  The Registration Statement as of its effective date and each of the Prospectuses at the time each such prospectus was filed with the SEC pursuant to Rule 424(b) under the Securities Act and any further amendments thereto made by the Corporation prior to the date hereof (other than the financial statements and notes thereto and related schedules therein or other financial data derived from accounting records and other statistical, ore reserve and resource and geological information, as to which such counsel is not expressing an opinion) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

           8.  During the course of the Corporation's preparation of the Prospectuses, such counsel participated in conferences with officers and other representatives of the Corporation and the Corporation's independent public accountants, the Agents and the Underwriters and their counsel, at which the contents of the Registration Statement or the Prospectuses were discussed, and while such counsel has not independently verified and is not passing upon the accuracy, completeness or fairness of the statements made in the Registration Statement, the U.S. Prospectus or the Canadian Prospectus except as explicitly set forth in paragraphs 4 and 11 hereof, such counsel has no reason to believe that the Registration Statement, as of the date the Prospectuses were filed and as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (other than the financial statements and notes thereto and related schedules therein or other financial data derived from accounting records and other statistical, ore reserve and resource and geological information, as to which such counsel is not expressing an opinion); or that the U.S. Prospectus or the Canadian Prospectus, as of their issue date or as of the date hereof, contained or contain any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than the financial statements and notes thereto and related schedules therein or other financial data derived from accounting records and other statistical, ore reserve and resource and geological information, as to which such counsel is not expressing an opinion).

           9.  Such counsel does not know of any amendment to the Registration Statement required to be filed at or prior to the date hereof which has not been filed as required.

         10.  Such counsel does not know of any legal or governmental proceeding or any franchise, contract or other document required, as of the date the Prospectuses were filed, to be described in, or filed as an exhibit to, the Registration Statement or required to be described or incorporated by reference in the U.S. Prospectus or the Canadian Prospectus which has not been described, filed or incorporated by reference as required.

         11.  As of the date the Prospectuses were filed, the statements included or incorporated by reference in the Registration Statement and the Prospectuses describing contracts or other agreements to which the Corporation or any of its Material Subsidiaries is a party or is bound or any United States federal statutes or legal or other governmental proceedings under United States federal law or Colorado state law are accurate in all material respects and fairly summarize such matters.

SCHEDULE C

OUTSTANDING CONVERTIBLE COMMON SHARES
AS OF AUGUST 1, 2003

Security	Number of Common Shares exercisable into	Exercise or conversion price
Options	5,170,569	Cdn.$1.02 to Cdn.$3.14
Warrants	21,829,500	$0.70 to $1.75
Total	27,000,069

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AGENCY AGREEMENT
SCHEDULE A
SCHEDULE B
SCHEDULE C